                              EMPLOYMENT AGREEMENT

            AGREEMENT by and between Packard BioScience Company (f/k/a/ Canberra Industries, Inc.), a Delaware corporation with its principal office and place of business in Meriden, Connecticut (the "Company"), and Richard T. McKernan (the "Executive"), dated as of the 4th day of March, 1997.

            WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to employ the Executive as Senior Vice President of the Company and President of Packard Instrument Company, Inc., the Company's wholly-owned subsidiary and for the Executive to serve as a member of the Board, and the Executive desires to serve in those capacities;

            NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

            1. Employment Period. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for the period commencing on the date hereof and ending on the third anniversary of the date hereof (the "Employment Period"); provided, however, that commencing on the date two years after the date hereof (the "Initial Renewal Date"), and on the first day of each calendar month following the calendar month in which falls the Initial Renewal Date (each such date and
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the Initial Renewal Date shall be hereinafter referred to as the "Renewal
Date"), unless previously terminated, the Employment Period shall be automatically extended so as to terminate thirteen calendar months from such Renewal Date, unless at least 60 days prior to the Renewal Date, the Company shall give notice to the Executive that the Employment Period shall not be so extended.

            2. Position and Duties. (a) During the Employment Period, the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned as of the date hereof.

                  (b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. It shall not be considered a violation of the foregoing for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures,


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fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

                  (c) The Executive's services shall be performed primarily at the Company's headquarters in Meriden, Connecticut.

            3. Compensation. (a) Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") at least equal to twelve times the monthly base salary paid or payable to the Executive immediately prior to the date hereof. During the Employment Period, the Annual Base Salary shall be reviewed for increase at least annually and shall be increased pursuant to each such review by a percentage no less than the percentage increase in the United States Consumer Price Index -- All Urban Consumers, as published by the Bureau of Labor Statistics of the U.S. Department of Labor, for the calendar year immediately preceding such review. Any increase in the Annual Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. The Annual Base Salary shall not be reduced after any such increase, and the term


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"Annual Base Salary" shall thereafter refer to the Annual Base Salary as so increased.

                  (b) Annual Bonus. In addition to the Annual Base Salary, the Executive shall be eligible to be awarded, for each fiscal year or portion of a fiscal year ending during the Employment Period, an annual bonus (the "Annual Bonus"), in accordance with the Company's annual incentive plans then in effect. Each Annual Bonus shall be paid in a single cash lump sum no later than 90 days after the end of the fiscal year or portion thereof for which the Annual Bonus is awarded, unless the Executive elects in writing, before the beginning of the fiscal year for which the Annual Bonus is to be awarded, to defer receipt of the Annual Bonus.

                  (c) Other Benefits. During the Employment Period: (i) the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company and its affiliated companies in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive as of the date hereof or, if more favorable to the Executive, to the same extent as peer executives; and (ii) the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all


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welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs, and key employee insurance) in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive as of the date hereof or, if more favorable to the Executive, to the same extent as peer executives. For purposes of this Agreement, the term "affiliated companies" means all companies controlled by, controlling or under common control with the Company.

                  (d) Retirement. Executive's Retirement age, for purposes of the definition of "Retirement" contained in the Stockholders' Agreement, dated as of March 4, 1997 (the "Stockholders Agreement"), by and among the Company, certain management investors, certain other stockholders, Merrill Lynch KECALP L.P. 1994, KECALP Inc. and Stonington Capital Appreciation 1994 Fund, L.P., a Delaware limited partnership, shall be 64, provided that Executive's Retirement age shall be 62 if and only if (i) the Chief Executive Officer of the Company determines that the Executive has provided for "successful succession planning" for the senior management of the Company, and the Board consents to such determination, which


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consent shall not be unreasonably withheld or (ii) the Board determines, in its good faith judgment, that bona fide personal hardship circumstances exist.

                  (e) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in carrying out the Executive's duties under this Agreement, provided that the Executive complies with the policies, practices and procedures of the Company for submission of expense reports, receipts, or similar documentation of such expenses.

                  (f) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive as of the date hereof or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.


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                  (g) Office and Support Staff. During the Employment Period,
the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies as of the date hereof or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

                  (h) Vacation. During the Employment Period, the Executive shall be entitled to six weeks of paid vacation annually in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive as of the date hereof or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

                  (i) Put Rights. Notwithstanding anything to the contrary contained in the Stockholders Agreement, if, during the Employment Period, the Company terminates the Executive's employment other than for Cause or the Executive terminates employment for Good Reason, the Executive shall be


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entitled to exercise his Put Right (as defined in the Stockholders Agreement) on the terms and conditions set forth in the Stockholders Agreement.

            4. Termination of Employment. (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. The Company shall be entitled to terminate the Executive's employment because of the Executive's Disability during the Employment Period. "Disability" means that the Executive has been unable, for a period of 180 consecutive business days, to perform the Executive's duties under this Agreement, as a result of physical or mental illness or injury. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Date.

            (b) By the Company. (i) The Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. "Cause" means:

                        A. the Executive's willful and material breach of any of
            his obligations under this Agreement that causes material loss or detriment to the


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            Company, if the Executive shall not have made a good faith effort to cure the acts or behavior constituting any such breach within thirty
            (30) days after receipt from the Company of written notice (signed by at least a majority of the Directors) of the alleged breach specifying in detail (i) the acts or behavior alleged to constitute the breach and (ii) the proposed cure therefor; or

                        B. the commission by the Executive of a felony or the
            perpetration by the Executive of a common law fraud upon Company.

            (c) Good Reason. (i) The Executive may terminate employment for Good Reason or without Good Reason. "Good Reason" means:

                  A. the assignment to the Executive of duties significantly inconsistent with paragraph (a) of Section 2 of this Agreement, or any other action by the Company that results in a significant diminution in the Executive's position, authority, duties or responsibilities, other than an isolated and inadvertent action that is not taken in bad faith and is remedied by the Company promptly after receipt of written notice thereof from the Executive;

                  B. any material failure by the Company to comply with any
            provision of Section 3 of this Agreement, other than an isolated and inadvertent failure that is not taken in bad faith and is remedied by the Company promptly after receipt of written notice thereof from the Executive;

                  C. any requirement by the Company that the Executive's
            services be rendered primarily at a location or locations at a distance of more than 50 miles from the location provided for in paragraph (c) of Section 2 of this Agreement without the Executive's consent;

                  D. any purported termination of the Executive's employment by the Company for a reason or in a manner not permitted by this Agreement;


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                  E. any failure by the Company to comply with paragraph (c) of
            Section 11 of this Agreement; or

                  F. the giving of notice by the Company to the Executive
            pursuant to Section 1 of this Agreement that the Employment Period shall not be automatically extended as described in Section 1.

            (ii) A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice ("Notice of Termination for Good Reason") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective on the fifth business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no event be later than 30 days after the notice is given). In the event of a termination of employment by the Executive for Good Reason pursuant to clause (F) of Section 4(c)(i) of this Agreement, the Notice of Termination for Good Reason must be given within 90 days of the event constituting Good Reason.

            (iii) A termination of the Executive's employment by the Executive without Good Reason shall be effected by giving the Company written notice of the termination. If such a notice is given at any time on or after the date that is 60


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days prior to the third anniversary of the date hereof, then the Noncompetition
Period (as defined in Section 8(c) below) shall be deemed to be the period beginning on the Date of Termination and ending on the first anniversary thereof, notwithstanding the definition set forth in Section 8(c).

            (d) No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination for Cause or a Notice of Termination for Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the party giving notice from asserting, such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

            (e) Date of Termination. The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, the date on which the termination of the Executive's employment by the Company for Cause or by the Executive for Good Reason is effective, or the date that is 60 days after the date on which the Executive gives the Company notice of a termination of employment without Good Reason, as the case may be.

            5. Obligations of the Company upon Termination. (a) Other Than for Cause, Death or Disability; Good Reason. If, during the Employment Period, the Company terminates the Executive's


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employment, other than for Cause, Death or Disability, or the Executive terminates employment for Good Reason, the Company shall pay the amounts described in subparagraph (i) below to the Executive in a lump sum in cash within 30 days after the Date of Termination and shall continue the benefits described in subparagraph (ii) below until at least the third anniversary of the Date of Termination. The payments provided pursuant to this paragraph (a) of
Section 5 are intended as liquidated damages for a termination of the Executive's employment by the Company other than for Cause, Death or Disability or for the actions of the Company leading to a termination of the Executive's employment by the Executive for Good Reason, and shall be the sole and exclusive remedy therefor, but shall in no way affect the Executive's rights under the agreements set forth on Schedule A, attached hereto.

            (i) The amounts to be paid in a lump sum as described above are:

                  A. The Executive's accrued but unpaid cash compensation (the
            "Accrued Obligations"), which shall equal the sum of (1) any portion of the Executive's Annual Base Salary through the Date of Termination that has not yet been paid, (2) an amount (the "Accrued Bonus Amount") equal to the product of (x) the target Annual Bonus for the year of termination (the "Annual Bonus Amount") and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365; (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) that has not yet been paid; and (4) any accrued but unpaid Annual Bonuses and vacation pay;


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                  B. Severance pay equal to the product of (x) the sum of (1)
            the Annual Base Salary and (2) the Annual Bonus Amount and (y) a fraction, the numerator of which is the number of days remaining from the Date of Termination until the end of the Employment Period, and the denominator of which is 365;

                  C. An amount equal to the aggregate amounts that Company would have contributed on behalf of Executive under the Thrift Savings Plan of Company, if said plan shall be in effect, for three years after the Date of Termination (plus estimated earnings thereon) as if Executive continued in the employ of Company for such period and made contributions under said plan at a rate, as a percentage of salary, equal to the average rate at which Executive had made contributions to said plan in the three (3) fiscal years of Company preceding the Date of Termination;

                  D. To the extent that any form of compensation previously
            granted to Executive, such as, by way of example only, restricted stock, stock options or performance share awards, shall not be fully vested or shall require additional service as an employee at the time of the termination of Executive's employment, Executive shall be credited with additional service through the period ending three years after the Date of Termination;

                  E. For three years after the Date of Termination (but not
            beyond the time when Executive becomes eligible for comparable insurance coverage offered on comparable terms by any subsequent employer), Executive shall also continue to participate in all life, health, disability and similar insurance plans and programs of Company to the extent that such continued participation is possible under the general terms and provisions of such plans and programs, with Company and Executive paying the same portion of the cost of each such plan or program as existed at the time of Executive's termination. In the event that Executive's continued participation in any group plans and programs is not permitted, then in lieu thereof, Company shall acquire, with the same cost sharing, individual insurance policies providing comparable coverage for Executive; provided that Company shall not be obligated to pay for any such individual


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            coverage more than three (3) times Company's cost of such group coverage; and provided further, if any such individual coverage is unavailable, then Company shall pay to Executive annually for three years following the Date of Termination an amount equal to the sum of the average annual contributions, payments, credits, or allocations made by Company for such insurance on Executive's behalf over the three (3) fiscal years of Company preceding the Date of Termination, which amount shall be pro rated for any fraction of a year; and

                  F. Executive shall continue to receive for three years
            following the Date of Termination such perquisites as he was receiving at the time of the termination of his employment.

            (ii) The benefits to be continued as described above are benefits to the Executive and/or the Executive's family at least as favorable as those that would have been provided to them under clause (ii) of paragraph (c) of Section 3 of this Agreement if the Executive's employment had continued until the third anniversary of the Date of Termination; provided, however, that during any period when the Executive is eligible to receive such benefits under another employer-provided plan, the benefits provided by the Company under this subparagraph may be made secondary to those provided under such other plan. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits under this subparagraph, the Executive shall be deemed to have continued employment with the Company until the third anniversary of the Date of Termination.


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            (b) Death or Disability. If the employment of Executive shall terminate during the Employment Period by reason of the permanent disability or death of Executive, all payments that would have been due to Executive under this Agreement had he remained in the employ of Company until the end of the Employment Period shall continue to be made to him (or his legal representative). If Executive shall die following a termination of his employment other than pursuant to subsection (c), below, of this Section 5, or following a termination during the Employment Period by reason of Disability, all payments that otherwise would have been due to Executive under this Agreement had he not so died shall be made instead to such beneficiary as Executive shall have designated in writing. To the extent that neither Executive nor his designee shall live until all such payments have been made, after the death of the second of them to die, said payments shall be made to the estate of such person. If Executive shall die without a beneficiary designation in effect, said payments shall be made to Executive's estate.

            (c) Cause; Other than for Good Reason. If the Executive's employment is terminated by the Company for Cause during the Employment Period, the Company shall pay the Executive the Annual Base Salary through the Date of Termination and the amount of any compensation previously deferred


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by the Executive (together with any accrued interest or earnings thereon), in each case to the extent not yet paid, and the Company shall have no further obligations under this Agreement. If the Executive voluntarily terminates employment during the Employment Period, other than for Good Reason, the Company shall pay the Accrued Obligations other than the Accrued Bonus Amount to the Executive in a lump sum in cash within 30 days of the Date of Termination, and the Company shall have no further obligations under this Agreement.

            6. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify, nor, subject to paragraph (f) of
Section 12, shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.


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            7. Full Settlement. The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, but if the Executive secures other employment, any fringe benefits (such as medical insurance) the Company is required to provide to the Executive following termination of the Executive's employment shall be secondary to those provided by another employer (if any).

            8. Confidential Information; Noncompetition. (a) Executive understands that in the course of his employment by Company, Executive will receive confidential information concerning the business or purposes of Company, and which Company desires to protect. Executive agrees that he will not at any time during or after the Employment Period reveal to anyone outside Company or use for his own benefit any such information that has been designated as confidential by Company or reasonably should be understood by Executive to be


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confidential without specific written authorization by Company. Executive further agrees not to use any such confidential information or trade secrets in competing with Company at any time during or after his employment by Company.

            (b) The Executive agrees that the Executive will not, at any time during the Noncompetition Period, without the prior written consent of the Company, directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who was or is at any time during the previous twelve (12) months an employee, representative, officer or director of the Company or any of its affiliated companies (except for such employment by the Company or any of its affiliated companies.

            (c) During the Noncompetition Period, the Executive shall not, without the prior written consent of the Board, engage in or become associated with a Competitive Activity. For purposes of this paragraph (c) of Section 8:
(i) the "Noncompetition Period" means (except as otherwise set forth in Section 4(c)(iii)) (A) the period during which the Executive is employed by the Company, plus (B) if the Executive's employment is terminated other than by reason of death or Disability, the period ending on the first anniversary of the later of
(x) the date that would have been


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the last day of the Employment Period if (I) the Executive's employment had not been previously terminated and (II) the Company had given notice to the Executive that the Employment Period would not be extended at least 60 days prior to the last Renewal Date preceding the Date of Termination and (y) the date on which the Executive's employment with the Company and its affiliated companies terminates; (ii) a "Competitive Activity" means any competitor identified by the Company from time to time prior to the termination of Executive's employment or any other person or entity that manufactures or sell products that compete with products manufactured or sold by the Company or any of its affiliates in such jurisdiction at any time or from time to time during the Noncompetition Period; (iii) the Executive shall be considered to have become "associated with a Competitive Activity" if the Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, the Executive may make and retain investments during the Noncompetition Period in less than one percent of the equity of any entity engaged in


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a Competitive Activity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

            (d) In consideration for the Executive's agreement to be bound by the noncompetition covenant of Section 8(c), the Company shall pay to the Executive an aggregate amount equal to the sum of (1) the Annual Base Salary and
(2) the Annual Bonus Amount (the "Noncompetition Consideration") in cash, in equal monthly installments (the "Installments") during the portion of the Noncompetition Period, if any, following the date on which the Executive's employment with the Company and its affiliated companies terminates; provided, that if the Executive breaches the noncompetition covenant of Section 8(c), then the Company shall have no further obligation to pay any unpaid Installment, and the Executive shall be required to return to the Company all Installments that had previously been paid, together with interest thereon at the applicable federal rate as defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended, from the date the Installment was paid to the Executive through the date the Executive repays it to the Company. No Noncompetition Consideration shall be payable to the Executive if the


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Executive's employment terminates by reason of death or Disability. The
Noncompetition Consideration shall be in addition to, and not in lieu of, any amounts otherwise payable to Executive under this Agreement.

            (e) All plans, discoveries and improvements, whether patentable or unpatentable, made or devised by the Executive, whether alone or jointly with others, from the date of the Executive's initial employment by the Company and continuing until the end of the Employment Period and any subsequent period when the Executive is employed by the Company or its affiliated companies, relating or pertaining in any way to the Executive's employment with or the business of the Company or any of its affiliated companies, shall be promptly disclosed in writing to the Board of Directors of the Company and are hereby transferred to and shall redound to the benefit of the Company, and shall become and remain its sole and exclusive property. The Executive agrees to execute any assignments to the Company or its nominee, of the Executive's entire right, title and interest in and to any such discoveries and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents or copyrights, at the expense of the Company, with respect thereto in the United States and in all foreign countries, that may be required by the Company. The Executive further agrees, during and after the Employment


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Period, to cooperate to the extent and in the manner required by the Company, in the prosecution or defense of any patent or copyright claims or any litigation, or other proceeding involving any trade secrets, processes, discoveries or improvements covered by this Agreement, but all necessary expenses thereof shall be paid by the Company.

            (f) The Executive acknowledges and agrees that: (i) the purpose of the foregoing covenants, including without limitation the noncompetition covenant of Section 8(c), is to protect the goodwill, trade secrets and other Confidential Information of the Company; (ii) because of the nature of the business in which Company and its affiliated companies are engaged and because of the nature of the confidential information to which the Executive has access, it would be impractical and excessively difficult to determine the actual damages of Company and its affiliates in the event the Executive breached any of the covenants of this Section 8; and (iii) remedies at law (such as monetary damages) for any breach of the Executive's obligations under this Section 8 would be inadequate. The Executive therefore agrees and consents that if the Executive commits any breach of a covenant under this Section 8 or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court


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of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of this Agreement finally determined by a court of competent jurisdiction to be unenforceable, the Executive and the Company hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. If any of the covenants of this Agreement are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right to enforce any such covenant in any other jurisdiction.

            9.  Certain Additional Payments by the Company.

            (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by the Executive with respect to such excise tax (such

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excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 9(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $30,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to the Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

            (b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Arthur Andersen LLP or such other certified public accounting firm as may be designated by the Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

            (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

            (i) give the Company any information reasonably requested by the Company relating to such claim,

            (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

            (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

            (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the

Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

            (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

            10. Arbitration. (a) Claims Subject to Arbitration. Company and Executive mutually consent to the resolution by arbitration in Hartford, Connecticut of all claims or controversies ("Claims"), whether or not arising out of Executive's employment (or its termination), that Company may have against Executive or that Executive may have against the Company or against its officers, directors, shareholders, employees or agents in their capacity as such. Any such arbitration shall be conducted in accordance with the employment dispute resolution rules and procedures of the American Arbitration Association. The claims covered by this Agreement include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, religion, national origin, age, marital status, or medical condition, handicap or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one), and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, except claims excluded in the following Subparagraph.

            (b) Claims Not Subject to Arbitration. Claims Executive may have for workers' compensation or unemployment compensation benefits are not covered under this Section 10. Also not covered are claims by the Company for injunctive and/or other equitable relief for breach of the Executive's covenant not to compete, for unfair competition or for the use or unauthorized disclosure of trade secrets or confidential information, as to which Executive understands and agrees that the Company may seek and obtain relief from a court of competent jurisdiction, without any obligation on the part of the Company to submit any related issue to arbitration before seeking such relief.

            11. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

            (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

            12. Miscellaneous. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            Subject to the provisions of Section 10 of this Agreement, the courts of record of the State of Connecticut or the Courts of the United States located in the State of Connecticut shall have exclusive jurisdiction over any suit, action or other proceeding arising out of this Agreement and, in the event that it is brought, any such suit, action or other proceeding arising out of this Agreement shall be filed in the Hartford Superior Court of the State of Connecticut or the United States District Court in Hartford, Connecticut. The parties hereto hereby irrevocably consent to the jurisdiction of each such court in any such suit, action or proceeding.

            (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            If to the Executive:

            Richard T. McKernan
            11 Salisbury Way

            Farmington, Connecticut 06032

            If to the Company:

            Packard BioScience Company
            800 Research Parkway
            Meriden, Connecticut 06450
            Attention:  General Counsel

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 12. Notices and communications shall be effective when actually received by the addressee.

            (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

            (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

            (e) The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph
(c) of Section 4 of this Agreement) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

            (f) The Executive and the Company acknowledge that this Agreement supersedes any other agreement between them concerning the subject matter hereof, including, without limitation, the Employment Agreement by and between the Company and the Executive dated as of August 1, 1996, except that the agreements set forth on Schedule A, attached hereto, shall not be superseded.

            (g) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

            IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.





                                        /s/ Richard T. McKernan
                                        ------------------------------
                                        Richard T. McKernan


                                        PACKARD BIOSCIENCE COMPANY


                                        By: /s/ Emery G. Olcott
                                        ------------------------------